Exhibit 10.6

AMENDMENT TO LOAN DOCUMENTS

THIS AMENDMENT TO LOAN DOCUMENTS (this “Amendment”) is entered into as of July 17, 2013, by and between SILICON VALLEY BANK (“Bank” or “Silicon”) and NETLIST, INC., a Delaware corporation (“Borrower”).  Borrower’s chief executive office is located at 51 Discovery, Suite 150, Irvine, CA 92618.

RECITALS

A.                                    Bank and Borrower are parties to that certain Loan and Security Agreement with an Effective Date of October 31, 2009 (as amended, modified, supplemented or restated, the “Loan Agreement”) in effect between Bank and Borrower.

B.                                    Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C.                                    Bank has agreed to so amend the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.                                      Definitions.  Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2.                                      Amendments to Loan Documents.  Subject to the terms of Section 8 below and any other conditions precedent set forth below, the Loan Agreement is amended as follows, effective on the date hereof (except where a different effective date is specified below):

2.1                               Limited Waiver Regarding TNW Defaults.  Borrower has advised Bank that Borrower has failed to comply with the Tangible Net Worth Financial Covenant set forth in Section 6.9(b) of the Loan Agreement for the compliance periods ending October 31, 2012, November 30, 2012, December 31, 2012, January 31, 2013, February 28, 2013, March 31, 2013, April 30, 2013 and May, 31, 2013 (collectively, the “Existing TNW Covenant Defaults”). Borrower has advised Bank that Borrower anticipates failing to comply with the Tangible Net Worth Financial Covenant set forth in Section 6.9(b) of the Loan Agreement for the compliance period ending June 30, 2013 (the “Anticipated Default” and together with the Existing TNW Covenant Defaults, the “TNW Defaults”).  Borrower hereby acknowledges the TNW Defaults.  Bank and Borrower agree that the Borrower’s TNW Defaults are hereby irrevocably waived.  It is understood by the parties hereto, however, that such waiver does not constitute a waiver of any other provision or term of the Loan Agreement or any related document, nor an agreement to waive in the future these covenants or any other provision or term of the Loan Agreement or any related document.

2.2                               Modification Regarding Availability Due to Deletion of BB Blocked Amount.  Section 2.1.1(a) of the Loan Agreement that currently reads as follows:

(a)                                 Availability.  Subject to the terms and conditions of this Agreement and to deduction of Reserves (without duplication of the BB Blocked Amount component of the Borrowing Base), Bank shall make Advances not exceeding the Availability Amount.  Amounts borrowed hereunder may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

is hereby amended in its entirety to read as follows:

(a)                                 Availability.  Subject to the terms and conditions of this Agreement and to deduction of Reserves, Bank shall make Advances not exceeding the Availability Amount.  Amounts borrowed hereunder may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

2.3                               Modified Streamline Provision.  Section 2.1.1(b) of the Loan Agreement is hereby amended in its entirety to read as follows:

(b)                                 Streamline Period.  [Omitted].

2.4                               Deletion of Term Loan Provision.  Section 2.1.6 of the Loan Agreement is hereby amended in its entirety to read as follows:

2.1.6                     Term Loan.  [Omitted].

2.5                               Modified Interest Rate.  Section 2.3(a) of the Loan Agreement is hereby amended in its entirety to read as follows:

(a)                                 Interest Rate.

(i)                                     Advances.  Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a per annum rate equal to two and three-quarters of one percentage points (2.75%) above the Prime Rate; which interest shall be payable monthly in accordance with Section 2.3(f) below.

(ii)                                        Term Loan.  [Omitted].

2.6                               Modified Collateral Monitoring Fee.  Section 2.4(e) of the Loan Agreement is hereby amended in its entirety to read as follows:

(e)                                  Collateral Monitoring Fee.  A monthly collateral monitoring fee of $1,500.00, payable in arrears on the last day of each month (prorated for any partial month at the beginning and upon termination of this Agreement); provided, however, for any month during which at all times there are no Credit Extensions outstanding, then such fee shall be $0.00; and

2.7                               Modified Use of Proceeds.  Section 5.10 of the Loan Agreement is hereby amended in its entirety to read as follows:

5.10 Use of Proceeds.  Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes or to directly pay down any obligations owed Fortress Credit Corp.

2.8                               Modified Submission of Transaction Reports. Section 6.2(a) of the Loan Agreement is hereby amended in its entirety to read as follows:

(a)                                 a Transaction Report (and any schedules related thereto): (i) when no Credit Extension is outstanding, monthly (within twenty (20) days after the end of each month) and at the time of each request for an Advance; and (ii) at all times when a Credit Extension is outstanding, weekly and at the time of each request for an Advance;

2.9                               Modified Collections.  Section 6.3(c) of the Loan Agreement is hereby amended in its entirety to read as follows:

(c)                                  Collection of Accounts.  Until payment in full in cash of all Advances and all other Obligations relating to the Revolving Line (other than inchoate indemnity obligations) and Bank’s obligations to make Advances and any other Credit Extensions relating to the Revolving Line have terminated (provided that Borrower’s obligation under this sentence shall not end at a time when any Event of Default exists), Borrower shall be a party to a lockbox agreement in such form as Bank may specify in its good faith business judgment (the “Lockbox Agreement”) with Bank and a lockbox provider (the “Lockbox Provider”).  The Lockbox Agreement and Lockbox Provider shall be acceptable to Bank.  Borrower shall use the lockbox address as the payment address on all invoices issued by

Borrower and shall direct all its Account Debtors to remit their payments to the lockbox address.  The Lockbox Agreement shall provide that the Lockbox Provider shall remit all collections received in the lockbox to Bank.  Upon Bank’s receipt of such collections, Bank shall apply the same as follows:

(ii)           Bank shall apply such proceeds to the outstanding Advances, and if all outstanding Advances have been paid in full, Bank shall deposit the remainder into the operating account of Borrower at Bank that is designated by Borrower; and

(iii)          If a Default or Event of Default has occurred and is continuing, without limiting Bank’s other rights and remedies, Bank shall have the right to apply such proceeds pursuant to the terms of Section 9.4 hereof.

It is understood and agreed by Borrower that this Section does not impose any affirmative duty on Bank to do any act other than to turn over such amounts.  Without limitation on the foregoing, whether or not an Event of Default has occurred and is continuing, Borrower shall hold all payments on, and proceeds of, Accounts that Borrower receives, in trust for Bank, and Borrower shall immediately deliver all such payments and proceeds to Bank in their original form, duly endorsed, to be applied to the Obligations pursuant to the terms of Sections 2.5(b) and 9.4 hereof.

2.10                        Modified Tangible Net Worth Financial Covenant.  Section 6.9(b) of the Loan Agreement is hereby amended in its entirety to read as follows:

(b)                                 Tangible Net Worth.  A Tangible Net Worth of at least the following (“Minimum Tangible Net Worth”):

(i)                                     For each of the months ending July 31, 2013, August 31, 2013 and September 30, 2013:  $5,000,000 plus (i) 50% of all consideration received after the date hereof for equity securities and subordinated debt of the Borrower, plus (ii) 50% of the Borrower’s net income in each fiscal quarter ending after the date hereof; and

(ii)                                  For each of the months ending October 31, 2013, November 30, 2013 and December 31, 2013:  $4,000,000 plus (i) 50% of all consideration received after the date hereof for equity securities and subordinated debt of the Borrower, plus (ii) 50% of the Borrower’s net income in each fiscal quarter ending after the date hereof; and

(iii)                               For the month ending January 31, 2014 and for each month ending thereafter:  $3,000,000 plus (i) 50% of all consideration received after the date hereof for equity securities and subordinated debt of the Borrower, plus (ii) 50% of the Borrower’s net income in each fiscal quarter ending after the date hereof.

The anticipated $1,000,000 to be received by Borrower from MidSummer Capital on or about July 15, 2013 for the issuance of equity securities to MidSummer Capital shall not be included in the aforementioned 50% provision.  Increases in the Minimum Tangible Net Worth based on consideration received for equity securities and subordinated debt of the Borrower shall be effective as of the end of the month in which such consideration is received, and shall continue effective thereafter. Increases in the Minimum Tangible Net Worth based on net income shall be effective on the last day of the fiscal quarter in which said net income is realized, and shall continue effective thereafter. In no event shall the Minimum Tangible Net Worth be decreased.

2.11                        Modified Dispositions Covenant.  Section 7.1 of the Loan Agreement is hereby amended by deleting the phrase “and (c) consisting of Permitted Liens and Permitted Investments.” and substituting in lieu thereof the phrase “(c) the NVvault Patent Monetization Transaction and (d) consisting of Permitted Liens, Permitted Licenses and Permitted Investments.”

2.12                        Intercreditor Provision.  The following language is hereby added to the Loan Agreement as Section 12.17 and shall read as follows:

12.17                 Intercreditor Agreement.  Notwithstanding anything herein or in any other Loan Document to the contrary, in the event of any inconsistency between the provisions of this Agreement or any other Loan Document and the provisions of the Intercreditor Agreement with respect to the Collateral or any Lien or security interest required or created hereunder or under any other Loan Documents, or the creation, perfection or priority thereof, or matters related to the delivery of possessory Collateral, or any payment terms, or any rights and remedies with respect to the foregoing, the provisions of the Intercreditor Agreement shall govern and control.

2.13                        Modified Definition of BB Blocked Amount.  The definition of BB Blocked Amount set forth in Section 13.1 of the Loan Agreement that currently reads as follows:

“BB Blocked Amount” is defined within the definition of “Borrowing Base”.

is hereby amended in its entirety to read as follows:

“BB Blocked Amount” [Omitted].

2.14                        Modified Definition of Borrowing Base.  The definition of Borrowing Base set forth in Section 13.1 of the Loan Agreement that currently reads as follows:

“Borrowing Base” is (a) 80% (the “A/R Advance Rate” and also an “Advance Rate”) of Eligible Accounts minus (b) the amount of Two Million Dollars ($2,000,000) (the “BB Blocked Amount”), as determined by Bank from Borrower’s most recent Transaction Report; provided, however, that Bank may decrease any one or more of the Advance Rates in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral or Borrower.

is hereby amended in its entirety to read as follows:

“Borrowing Base” is 80% (the “A/R Advance Rate” and also an “Advance Rate”) of Eligible Accounts, as determined by Bank from Borrower’s most recent Transaction Report; provided, however, that Bank may decrease any one or more of the Advance Rates in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral or Borrower.

2.15                        Modified Definition of Permitted Indebtedness.  The definition of Permitted Indebtedness set forth in Section 13.1 of the Loan Agreement is hereby amended by (i) deleting the phrase “(a) through (f)” in the existing clause (g) thereof and substituting in lieu thereof the phrase “(a) through (g)”, (ii) renumbering the existing clause “(g)” to be clause “(h)” and (iii) inserting the following new clause (g) that shall read as follows:

(g)                                  the Fortress Financing; and

2.16                        Modified Definition of Permitted Liens.  The definition of Permitted Liens set forth in Section 13.1 of the Loan Agreement is hereby amended by (i) inserting the following phrase at the beginning of clause (g) thereof:  “(i) Permitted Licenses and (ii) any” and (ii) deleting the “and” at the end of clause (h) thereof, deleting the period at the end of clause (i) thereof and substituting in lieu thereof the phrase “; and” and inserting the new clause (j) at the end thereof that shall read as follows:

(j)                                    the Fortress Security Interest.

2.17                        Additional Definitions.  Section 13.1 of the Loan Agreement is hereby amended to add following definitions in proper alphanumeric order:

“Fortress Financing” has the meaning given to such term in the Consent, dated on or about July 17, 2013, by and between Borrower and Bank.

“Fortress Security Interest” is the Lien securing the Fortress Financing (or any permitted refinancing thereof).

“Intercreditor Agreement” is that certain Intercreditor Agreement dated on or about July 17, 2013 between DBD Credit Funding LLC and Bank, as such document may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“NVvault Assets” are the patents and patent applications listed in Schedule A hereto, together with any and all (i) continuations, continuations in part, divisionals, reissues, or reexaminations of any of the foregoing, (ii) present or future United States patents claiming common priority in whole or in part with any of the foregoing, and (iii) all foreign patents and/or applications for patents that are, or in the future become, counterparts of, or claim priority in whole or in part to, any of the foregoing.

“NVvault Patent Monetization Transaction” is any sale or other divestiture of, or the licensing of or other transactions with respect to, the NVvault Assets.

“Permitted Licenses” are (a) licenses of over-the-counter software that is commercially available to the public, and (b) exclusive and non-exclusive licenses for the use of the Intellectual Property of Borrower or any of its Subsidiaries entered into in the ordinary course of business, provided, that, with respect to each such license described in clause

(b), (i) no Event of Default has occurred or is continuing at the time of such license; and (ii) the license constitutes an arms-length transaction, the terms of which (v) do not, expressly or constructively, provide for a sale or assignment or legal transfer of title of any Intellectual Property, (w) include commercially reasonable terms, (x) do not permit any sublicensing or other granting of rights or immunities thereunder by the licensee to third parties (other than sublicenses to such licensee’s customers in the ordinary course of business that are limited to the sublicense of rights under any Intellectual Property of Borrower or its Subsidiaries solely in connection with the use of any licensed products of the applicable licensee by such customers or products of Borrower or its Subsidiaries resold by such licensee), (y) do not permit the acquirer of any such licensee to exercise rights under such license except with respect to the licensed products of such licensee as the same existed at the time of the acquisition of such licensee (and any reasonably foreseeable new versions of such licensed products), and (z) do not otherwise limit Borrower from licensing or asserting rights under its Intellectual Property to or against third parties that are not a party to such license agreement; provided further that, in the case of any exclusive license, (i) Borrower obtains Bank’s written consent prior to entering into any such exclusive license (which consent shall not be unreasonably withheld), and (ii) any such license is made in connection with a bona fide corporate collaboration or partnership, and is approved by Borrower’s (or the applicable Subsidiary’s) board of directors, but (a) may be exclusive as to a particular field of use and/or geographic territory outside of the United States; or (b) may be exclusive for a particular field of use within the geographic territory of the United States.

2.18                        Deletion of Definition of Streamline Period.  The definition of Streamline Period set forth in Section 13.1 of the Loan Agreement is hereby amended in its entirety to read as follows:

“Streamline Period” [Omitted].

2.19                        Deletion of Definition of Streamline Requirements.  The definition of Streamline Requirements set forth in Section 13.1 of the Loan Agreement is hereby amended in its entirety to read as follows:

“Streamline Requirements” [Omitted].

2.20                        Covenant Regarding Notice of Prepayment of Fortress Debt.  Borrower covenants and agrees that it shall provide Bank with at least five (5) Business Days’ prior written notice of any proposed payment of Borrower’s obligations owed to Fortress (as herein defined) other than regularly scheduled payments of principal and interest with respect to any term loan made by Fortress to Borrower.

2.21                        Collateral; Exhibit A.  Exhibit A to the Loan Agreement is hereby amended by adding the following sentence to the end thereof:

Notwithstanding the foregoing, the Collateral shall not include any NVvault Assets.

2.22                        Condition Precedent — Cash Secure Letters of Credit.  As a condition precedent to the effectiveness of this Amendment, Borrower shall cash secure all outstanding issued Letters of Credit issued by Bank for the benefit of Borrower in form and substance satisfactory to Bank in its discretion.

2.23                        Condition Precedent — Fortress.  As a condition precedent to the effectiveness of this Amendment, each of the following shall have occurred:

(a)                                 The proposed financing from DBD Credit Funding LLC (“Fortress”) to Borrower, as previously disclosed to Bank in writing, shall have closed and funded;

(b)                                 The Term Loan shall have been indefeasibly paid in full; and

(c)                                  Bank shall have received the Intercreditor Agreement by and between Fortress and Bank, in form and substance satisfactory to Bank in its discretion, duly executed by each of Fortress and Borrower.

3.                                      Limitation of Amendments.

3.1                               The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2                               This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents (as amended by this Amendment, as applicable) are hereby ratified and confirmed and shall remain in full force and effect.

4.                                      Representations and Warranties.  To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1                               Immediately after giving effect to this Amendment, (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date, or except as otherwise previously disclosed in writing by Borrower to Bank), and (b) no Event of Default has occurred and is continuing;

4.2                               Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Documents, as amended by this Amendment;

4.3                               The organizational documents of Borrower delivered to Bank as of the date hereof (as of the Effective Date with respect to Borrower’s certificate of incorporation) remain true, accurate and complete and have not been otherwise amended, supplemented or restated and are and continue to be in full force and effect;

4.4                               The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Documents, as amended by this Amendment, have been duly authorized;

4.5                               The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Documents, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6                               The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Documents, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

4.7                               This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5.                                      Release by Borrower.  Borrower hereby agree as follows:

5.1                               FOR GOOD AND VALUABLE CONSIDERATION, Borrower hereby forever relieves, releases, and discharges Bank and its present or former employees, officers, directors, agents, representatives, attorneys, and each of them, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character whatsoever, whether known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner whatsoever connected with or related to facts, circumstances, issues, controversies or claims existing or arising from the beginning of time through and including the date of execution of this Amendment (collectively “Released Claims”).  Without limiting the foregoing, the Released Claims shall include any and all liabilities or claims arising out of or in any manner whatsoever connected with or related to the Loan Documents, the Recitals hereto, any instruments, agreements or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing.

5.2                               In furtherance of this release, Borrower expressly acknowledges and waives any and all rights under Section 1542 of the California Civil Code, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR EXPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” (Emphasis added.)

5.3                               By entering into this release, Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrower hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected; accordingly, if Borrower should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, Borrower shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever. Borrower acknowledges that it is not relying upon and has not relied upon any representation or statement made by Bank with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights.

5.4                               This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Borrower acknowledges that the release contained herein constitutes a material inducement to Bank to enter into this Amendment, and that Bank would not have done so but for Bank’s expectation that such release is valid and enforceable in all events.

5.5                               Borrower hereby represents and warrants to Bank, and Bank is relying thereon, as follows:

(a)                                 Except as expressly stated in this Amendment, neither Bank nor any agent, employee or representative of Bank has made any statement or representation to Borrower regarding any fact relied upon by Borrower in entering into this Amendment.

(b)                                 Borrower has made such investigation of the facts pertaining to this Amendment and all of the matters appertaining thereto, as it deems necessary.

(c)                                  The terms of this Amendment are contractual and not a mere recital.

(d)                                 This Amendment has been carefully read by Borrower, the contents hereof are known and understood by Borrower, and this Amendment is signed freely, and without duress, by Borrower.

(e)                                  Borrower represents and warrants that it is the sole and lawful owner of all right, title and interest in and to every claim and every other matter which it releases herein, and that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or entity any claims or other matters herein released. Borrower shall indemnify Bank, defend and hold it harmless from and against all claims based upon or arising in connection with prior assignments or purported assignments or transfers of any claims or matters released herein.

6.                                      Bank Expenses.  Borrower shall pay to Bank, when due, all Bank Expenses (including reasonable attorneys’ fees and expenses), when due, incurred in connection with or pursuant to this Amendment.

7.                                      Counterparts.  This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

8.                                      Effectiveness.  This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto and (b) Borrower’s payment of an amendment fee in an amount equal to $10,000.  The above-mentioned fee shall be fully earned and payable concurrently with the execution and delivery of this Amendment and shall be non-refundable and in addition to all interest and other fees payable to Bank under the Loan Documents.  Bank is authorized to charge such fees to Borrower’s loan account.

[Remainder of page intentionally left blank; signature page immediately follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK	BORROWER

Silicon Valley Bank	NETLIST, INC.

By	By
Name	Name
Title	Title

Schedule A

NVvault Assets

[See Attached]